EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports First Quarter 2024 Results
•Record first quarter Housing and Infrastructure Products (HIP) income from operations of $210 million with a 20% operating income margin
•HIP EBITDA of $264 million rose 29% year-over-year with a record first quarter EBITDA margin of 25%
•PEM sales volume grew 3% sequentially from gradual demand recovery with stable average sales prices
HOUSTON--(BUSINESS WIRE)--Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced first quarter 2024 results.

SUMMARY FINANCIAL HIGHLIGHTS (in millions of dollars, except per share data and percentages)

	Three Months Ended March 31, 2024	Three Months Ended December 31, 2023	Three Months Ended March 31, 2023

Westlake Corporation
Net sales	$2,975	$2,826	$3,356
Income (loss) from operations	$223	$(552)	$536
Net income (loss) attributable to Westlake Corporation	$174	$(497)	$394
Diluted earnings (loss) per common share	$1.34	$(3.86)	$3.05
EBITDA	$546	$(235)	$825
Identified Items (1)	$—	$625	$—
EBITDA excl. Identified Items	$546	$390	$825
EBITDA margin (2)	18%	14%	25%

Performance and Essential Materials ("PEM") Segment
Net sales	$1,931	$1,880	$2,349
Income (loss) from operations	$22	$(664)	$403
EBITDA	$253	$(424)	$615
Identified Items (1)	$—	$625	$—
EBITDA excl. Identified Items	$253	$201	$615
EBITDA margin (2)	13%	11%	26%

Housing and Infrastructure Products ("HIP") Segment
Net sales	$1,044	$946	$1,007
Income from operations	$210	$121	$143
EBITDA	$264	$173	$205
EBITDA margin	25%	18%	20%
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(1)"Identified Items" include a $475 million non-cash impairment charge and a $150 million charge to fully resolve certain liability claims
(2)Excludes Identified Items
BUSINESS HIGHLIGHTS
In the first quarter of 2024, Westlake achieved net sales of $3.0 billion, net income of $174 million and EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $546 million. The Company benefitted from continued strong demand in housing end markets, particularly for pipe & fittings and siding & trim, that drove record first quarter EBITDA in our HIP segment, while results in our PEM segment reflected continued weak global industrial and manufacturing activity.

Sales volume for Housing and Infrastructure Products in the first quarter increased 12% from the fourth quarter of 2023 while Performance and Essential Materials sales volume increased 3% quarter-over-quarter. Overall sales volume for the Company increased 6% sequentially from the previous quarter.

Housing and Infrastructure Products first quarter average sales price decreased 2% from the fourth quarter of 2023 while Performance and Essential Materials average sales price decreased less than 1% quarter-over-quarter. Overall average sales price for the Company decreased 1% sequentially from the previous quarter.

In the first quarter of 2024, HIP's EBITDA margin increased to 25% from 18% in the fourth quarter of 2023, while PEM's EBITDA margin increased to 13% from 11%, excluding Identified Items, over the same period of time.
EXECUTIVE COMMENTARY
"Our first quarter of 2024 results demonstrated the value of the diversity of the businesses in our portfolio as sales volume growth and margin expansion in our HIP segment supported our overall earnings at a time when pricing and margins in our PEM segment remain challenged by weak global demand. HIP sales volume grew a solid 12% sequentially as our leading positions in key channels enabled us to capitalize on resilient North American residential construction and infrastructure activity. The solid sales volume growth, combined with cost savings initiatives, enabled HIP EBITDA margin to expand to a first-quarter record of 25% from 18% in the fourth quarter of 2023," said Albert Chao, President and Chief Executive Officer.

"PEM segment sales volume improved 3% sequentially with most product categories growing due to favorable seasonality and modest improvement in end market demand. Average sales price, while relatively stable sequentially, remained depressed by continued weak global industrial and manufacturing activity and low-priced Asian imports," continued Mr. Chao.

"Looking ahead, we expect the growth in our HIP segment to continue despite elevated inflation and interest rates, as the supply of houses remains limited and the demographics supporting housing demand remain favorable. In our PEM segment, we expect relatively stable near-term performance as growth is constrained by continuing weak end market demand and low-priced Asian imports in some product categories and geographies. While we await an improvement in macroeconomic conditions, we are progressing with our efforts to improve the profitability of our European operations through structural cost improvement and we continue to make investments to improve the reliability and efficiency of our plants," concluded Mr. Chao.
RESULTS
Consolidated Results
(Unless otherwise noted the financial numbers below exclude the Identified Items)
For the three months ended March 31, 2024, the Company reported quarterly net income of $174 million, or $1.34 per share, on net sales of $3.0 billion. The year-over-year decrease in net income of $220 million was primarily due to lower average sales price and margins in our PEM segment, which were partially offset by lower material costs and higher margins in our HIP segment.

First quarter 2024 net income of $174 million increased by $81 million as compared to the fourth quarter of 2023. The sequential increase in net income compared to the prior quarter was primarily due to higher sales volume, driven by seasonal demand improvement and strong demand for both Housing Products and Infrastructure Products.
EBITDA of $546 million for the first quarter of 2024 decreased by $279 million compared to first quarter 2023 EBITDA of $825 million. First quarter 2024 EBITDA increased by $156 million compared to fourth quarter 2023 EBITDA of $390 million.
A reconciliation of EBITDA to net income, income from operations (including and excluding Identified Items) and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Cash and Debt
Net cash provided by operating activities was $169 million for the first quarter of 2024 and capital expenditures were $272 million. As of March 31, 2024, cash and cash equivalents were $3.1 billion and total debt was $4.9 billion.
Performance and Essential Materials Segment
(Unless otherwise noted the financial numbers below exclude the Identified Items)
For the first quarter of 2024, Performance and Essential Materials income from operations was $22 million as compared to $403 million in the first quarter of 2023. This year-over-year decrease of $381 million was due to lower average sales price for most of the Company's major products, particularly caustic soda and epoxy resin. The lower average sales price in the first quarter of 2024 was partially offset by higher sales volume in the quarter.

Sequentially, Performance and Essential Materials income from operations increased by $61 million as compared to the fourth quarter of 2023. This increase in income from operations versus the prior quarter was primarily driven by higher sales volume, particularly for epoxy resin and PVC resin. Average sales price declined by less than 1% sequentially as increases in epoxy resin and olefins nearly offset decreases in chlorovinyls.
Housing and Infrastructure Products Segment
For the first quarter of 2024, Housing and Infrastructure Products income from operations of $210 million increased by $67 million as compared to the first quarter of 2023. The year-over-year increase was the result of higher sales volume, particularly for pipe and fittings, and lower material costs.

Sequentially, Housing and Infrastructure Products income from operations increased by $89 million as compared to the fourth quarter of 2023. This increase in income from operations versus the prior quarter was primarily due to higher sales volume and approximately $15 million lower plant closure costs associated with our footprint optimization program.
UPCOMING HOUSING & INFRASTRUCTURE PRODUCTS-FOCUSED INVESTOR EVENT
Westlake will host an investor event focused on its Housing & Infrastructure Products businesses on Thursday, June 13, 2024, from 9:00 a.m. to 1:00 p.m. Eastern Time. During the event, Albert Chao, President and Chief Executive Officer; Steve Bender, Executive Vice President and Chief Financial Officer; Robert Buesinger, Executive Vice President – Housing & Infrastructure Products, IT & Digital; and the leaders of Westlake Royal Building Products, Westlake Pipe & Fittings, and Westlake Global Compounds, will present an in-depth review of the Company's HIP segment and its financials. The event will cover Westlake's integrated and expanded business portfolio, including the breadth of diversified and market-leading products and solutions produced by the HIP businesses, which serve the home building and construction markets, municipal water and sewer infrastructure, and automotive and healthcare industries.

The event will take place in New York City, and information on registering for in-person attendance will be provided in the coming days.

A live webcast will be accessible on https://www.westlake.com/investor-relations at the time of the event. For those who are unable to attend in-person or watch the live webcast, a replay of the webcast will be available on the Investor Relations website.

Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our outlook for the performance of our business segments, consumer spending in the U.S., global macroeconomic conditions, continuing stabilization or increases in sales prices and volumes in both domestic and export markets for most of our products, industrial, manufacturing, residential construction and infrastructure activity in our target markets, trends in labor markets and interest rates, our ability to weather economic volatility, raw material costs, higher energy prices, the continuation of low-priced exports out of Asia, our market position, our ability to improve reliability and efficiency of our plants, further commercialization of new product innovations, our cost savings initiatives, global demand for our products, and our ability to deliver greater value to customers and investors as general economic conditions improve are forward-looking statements.

These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical and building products industries; the availability, cost and volatility of raw materials and energy; uncertainties associated with the United States, European and worldwide economies, including those due to political tensions and conflict in the Middle East, Russia and Ukraine and elsewhere; uncertainties associated with pandemic infectious diseases; uncertainties associated with climate change; the potential impact on demand for ethylene, polyethylene and polyvinyl chloride due to initiatives such as recycling and customers seeking alternatives to polymers; current and potential governmental regulatory actions in the United States and other countries; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; instability in the credit and financial markets; access to capital markets; terrorist acts; operating interruptions; changes in laws and regulations, including trade policies; technological developments; information systems failures and cyberattacks; foreign currency exchange risks; our ability to implement our business strategies; creditworthiness of our customers; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC in February 2024.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, free cash flow and other measures that exclude the effects of the Identified Items, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission (SEC) as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles (U.S. GAAP), but believe that certain non-GAAP financial measures, such as EBITDA, free cash flow and measures that exclude the effects of the Identified Items, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of (i) EBITDA to net income, income from operations and net cash provided by operating activities, (ii) free cash flow to net cash provided by operating activities, and (iii) other measures reflecting adjustments for the effects of the Identified Items can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer goods. For more information, visit the Company's web site at www.westlake.com.

Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's first quarter 2024 results will be held Wednesday, May 1, 2024 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, it is necessary to pre-register at https://register.vevent.com/register/BI6dd9f6d378244f26a329eb8dfb3d39ae. Once registered, you will receive a phone number and unique PIN number.
A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/b4szy7np.
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WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2024	2023

	(in millions of dollars, except per share data and share amounts)
Net sales	$2,975	$3,356
Cost of sales	2,509	2,564
Gross profit	466	792
Selling, general and administrative expenses	209	222
Amortization of intangibles	30	31
Restructuring, transaction and integration-related costs	4	3
Income from operations	223	536
Interest expense	(40)	(42)
Other income, net	50	22
Income before income taxes	233	516
Provision for income taxes	48	109
Net income	185	407
Net income attributable to noncontrolling interests	11	13
Net income attributable to Westlake Corporation	$174	$394
Earnings per common share attributable to Westlake Corporation:
Basic	$1.35	$3.07
Diluted	$1.34	$3.05
Weighted average common shares outstanding:
Basic	128,359,983	127,548,287
Diluted	129,020,370	128,459,368

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2024	December 31, 2023

	(in millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$3,108	$3,304
Accounts receivable, net	1,691	1,601
Inventories	1,661	1,622
Prepaid expenses and other current assets	66	82
Total current assets	6,526	6,609
Property, plant and equipment, net	8,523	8,519
Other assets, net	5,911	5,907
Total assets	$20,960	$21,035

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,355	$2,491
Current portion of long-term debt, net	300	299
Long-term debt, net	4,590	4,607
Other liabilities	2,862	2,874
Total liabilities	10,107	10,271
Total Westlake Corporation stockholders' equity	10,331	10,241
Noncontrolling interests	522	523
Total equity	10,853	10,764
Total liabilities and equity	$20,960	$21,035

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2024	2023

	(in millions of dollars)
Cash flows from operating activities
Net income	$185	$407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	273	267
Deferred income taxes	(22)	(16)
Net loss on disposition and others	11	11
Other balance sheet changes	(278)	(157)
Net cash provided by operating activities	169	512
Cash flows from investing activities
Additions to investments in unconsolidated subsidiaries	(1)	(1)
Additions to property, plant and equipment	(272)	(267)
Other, net	1	5
Net cash used for investing activities	(272)	(263)
Cash flows from financing activities
Distributions to noncontrolling interests	(10)	(10)
Dividends paid	(65)	(47)
Proceeds from exercise of stock options	7	5
Repurchase of common stock for treasury	—	(22)
Other, net	(6)	(1)
Net cash used for financing activities	(74)	(75)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(18)	9
Net increase (decrease) in cash, cash equivalents and restricted cash	(195)	183
Cash, cash equivalents and restricted cash at beginning of period	3,319	2,246
Cash, cash equivalents and restricted cash at end of period	$3,124	$2,429

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2024	2023

	(in millions of dollars)
Net external sales
Performance and Essential Materials
Performance Materials	$1,164	$1,282
Essential Materials	767	1,067
Total Performance and Essential Materials	1,931	2,349
Housing and Infrastructure Products
Housing Products	879	818
Infrastructure Products	165	189
Total Housing and Infrastructure Products	1,044	1,007
	$2,975	$3,356
Income (loss) from operations
Performance and Essential Materials	$22	$403
Housing and Infrastructure Products	210	143
Corporate and other	(9)	(10)
	$223	$536
Depreciation and amortization
Performance and Essential Materials	$220	$210
Housing and Infrastructure Products	50	55
Corporate and other	3	2
	$273	$267
Other income, net
Performance and Essential Materials	$11	$2
Housing and Infrastructure Products	4	7
Corporate and other	35	13
	$50	$22

WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES (INCLUDING AND EXCLUDING IDENTIFIED ITEMS)
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2023	2024	2023

	(in millions of dollars, except percentages)
Net cash provided by operating activities	$573	$169	$512
Changes in operating assets and liabilities and other	(1,168)	(6)	(121)
Deferred income taxes	108	22	16
Net income (loss)	(487)	185	407
Add:
Impairment charge	475	0	0
Litigation settlement charge, after-tax	115	0	0
Net income excl. Identified Items	$103	$185	$407

Net income (loss)	(487)	185	407
Less:
Other income, net	35	50	22
Interest expense	(41)	(40)	(42)
Benefit from (provision for) income taxes	71	(48)	(109)
Income (loss) from operations	(552)	223	536
Add:
Impairment charge	475	0	0
Litigation settlement charge, pre-tax	150	0	0
Income from operations excl. Identified Items	73	223	536
Add:
Depreciation and amortization	282	273	267
Other income, net	35	50	22
EBITDA excl. Identified Items	390	546	825
Less:
Impairment charge	475	0	0
Litigation settlement charge, pre-tax	150	0	0
EBITDA	$(235)	$546	$825
Net external sales	$2,826	$2,975	$3,356
Operating income (loss) margin	(20)%	7%	16%
Operating income margin excl. Identified Items	3%	7%	16%
EBITDA Margin	(8)%	18%	25%
EBITDA margin excl. Identified Items	14%	18%	25%

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WESTLAKE CORPORATION
RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE TO DILUTED EARNINGS PER COMMON SHARE EXCLUDING IDENTIFIED ITEMS
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2023	2024	2023

	(per share data)
Diluted earnings (loss) per common share attributable to Westlake Corporation	$(3.86)	$1.34	$3.05
Add:
Impairment charge	3.69	—	—
Litigation settlement charge	0.89	—	—
Diluted earnings per common share attributable to Westlake Corporation excl. Identified Items	$0.72	$1.34	$3.05

WESTLAKE CORPORATION
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2023	2024	2023

	(in millions of dollars)
Net cash provided by operating activities	$573	$169	$512
Less:
Additions to property, plant and equipment	282	272	267
Free cash flow	$291	$(103)	$245

WESTLAKE CORPORATION
RECONCILIATION OF PEM SEGMENT EBITDA TO INCOME FROM OPERATIONS (INCLUDING AND EXCLUDING IDENTIFIED ITEMS)
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2023	2024	2023

	(in millions of dollars, except percentages)
Performance and Essential Materials Segment
Income (loss) from operations	$(664)	$22	$403
Add:
Impairment charge	475	—	—
Litigation settlement charge	150	—	—
Income (loss) from operations excl. Identified Items	(39)	22	403
Add:
Depreciation and amortization	229	220	210
Other income, net	11	11	2
EBITDA excl. Identified Items	201	253	615
Less:
Impairment charge	475	—	—
Litigation settlement charge	150	—	—
EBITDA	$(424)	$253	$615
Net external sales	$1,880	$1,931	$2,349
Operating income (loss) margin	(35)%	1%	17%
Operating income (loss) margin excl. Identified Items	(2)%	1%	17%
EBITDA Margin	(23)%	13%	26%
EBITDA margin excl. Identified Items	11%	13%	26%

WESTLAKE CORPORATION

RECONCILIATION OF HIP SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2023	2024	2023

	(in millions of dollars, except percentages)
Housing and Infrastructure Products Segment
Income from operations	$121	$210	$143
Add:
Depreciation and amortization	50	50	55
Other income, net	2	4	7
EBITDA	$173	$264	$205
Net external sales	$946	$1,044	$1,007
Operating Income Margin	13%	20%	14%
EBITDA Margin	18%	25%	20%

WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
PRODUCT SALES PRICE AND VOLUME VARIANCE BY OPERATING SEGMENTS
(Unaudited)

	First Quarter 2024 vs. First Quarter 2023		First Quarter 2024 vs. Fourth Quarter 2023
	Average Sales Price	Volume	Average Sales Price	Volume
Performance and Essential Materials	-23%	+5%	-1%	+3%
Housing and Infrastructure Products	-10%	+14%	-2%	+12%
Company	-19%	+8%	-1%	+6%